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                                                                     EXHIBIT 12

                         THE WILLIAMS COMPANIES, INC.
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDEND REQUIREMENTS*
                            (Dollars in millions)

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                                                            Years Ended December 31,
                                           ---------------------------------------------------------
                                             1997        1996        1995        1994        1993
                                           ---------   ---------   ---------   ---------   ---------
Earnings:
   Income from continuing operations
      before extraordinary loss and
      income taxes                         $   704.9   $   758.4   $   505.0   $   325.9   $   452.8
   Add:
      Interest expense--net                    440.6       410.5       321.8       193.3       187.5
      Rental expense representative
         of interest factor                     39.5        32.8        32.5        15.3        13.5
      Preferred dividends of
         subsidiaries                             --          --         3.7          --          --
      Interest accrued--50% owned
         company                                  --         1.3        30.7        31.7        31.3
      Minority interest in income
         of consolidated subsidiaries           18.2         1.4        12.3         1.6         1.4
      Other                                      3.2         6.3         8.0         4.5         6.5
                                           ---------   ---------   ---------   ---------   ---------

         Total earnings as adjusted
            plus fixed charges             $ 1,206.4   $ 1,210.7   $   914.0   $   572.3   $   693.0
                                           =========   =========   =========   =========   =========

Combined fixed charges and preferred
   stock dividend requirements:
      Interest expense--net                $   440.6   $   410.5   $   321.8   $   193.3   $   187.5
      Capitalized interest                      23.3         8.2        16.2         6.0        13.2
      Rental expense representative
         of interest factor                     39.5        32.8        32.5        15.3        13.5
      Pretax effect of dividends on
         preferred stock of the Company         16.1        16.2        18.0        13.1        19.1
      Pretax effect of dividends on
         preferred stock of subsidiaries          --          --         5.8          --          --
      Interest accrued--50% owned
         company                                  --         1.3        30.7        31.7        31.3
                                           ---------   ---------   ---------   ---------   ---------

            Combined fixed charges and
              preferred stock dividend
              requirements                 $   519.5   $   469.0   $   425.0   $   259.4   $   264.6
                                           =========   =========   =========   =========   =========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                   2.32        2.58        2.15        2.21        2.62
                                           =========   =========   =========   =========   =========

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* Restated to reflect the acquisition of MAPCO Inc., which has been accounted for as a pooling of interests.